Exhibit 99.1

EVERTEC, LLC AND EVERTEC FINANCE CORP. ANNOUNCE RECEIPT OF REQUISITE CONSENTS IN THEIR CONSENT SOLICITATION FOR 11% SENIOR NOTES DUE 2018

SAN JUAN, PUERTO RICO – May 4, 2012 — EVERTEC, LLC (formerly known as EVERTEC, Inc., “EVERTEC” or the “Company”) and EVERTEC Finance Corp. (“Finance Corp,” and together with the Company, the “Issuers”) today announced that, pursuant to their previously announced consent solicitation (the “Consent Solicitation”) with respect to the $210.5 million aggregate principal amount of the Issuers’ 11% Senior Notes due 2018 outstanding as of the record date of April 27, 2012 (the “Existing Notes”), the Issuers have received the consents (“Consents”) of at least a majority of the aggregate principal amount of all outstanding Existing Notes, excluding for such purposes any Existing Notes owned by the Company or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers (the “Requisite Consents”), to amend the limitation on restricted payments covenant in the indenture governing the Existing Notes (the “Indenture”) to provide the Issuers with additional dividend capacity of up to $270.0 million (the “Proposed Amendment”). The Consent Solicitation expired at 5:00 p.m., New York City time, on May 4, 2012 (the “Expiration Date”).

Accordingly, the Issuers expect to promptly execute a supplemental indenture on May 7, 2012 with respect to the Indenture reflecting the Proposed Amendment (the “Supplemental Indenture”), which will bind all holders of the Existing Notes. Pursuant to the terms of the Supplemental Indenture, it will become effective immediately upon execution, but the Proposed Amendment will become operative only upon the payment by the Issuers of the aggregate cash payment equal to $25.00 per $1,000 principal amount of Existing Notes for which Consents to the Proposed Amendment are validly delivered and unrevoked on or prior to the Expiration Date (the “Consent Fee”) to D.F. King & Co., Inc., as paying agent under the Consent Solicitation, on behalf of such consenting holders of Existing Notes. The Issuers’ obligation to accept and pay the Consent Fee for valid and unrevoked Consents to the Proposed Amendment is subject to the terms and conditions described in the Consent Solicitation Statement, dated April 30, 2012, the accompanying consent letter and Supplement No. 1 to the Consent Solicitation Statement, dated May 4, 2012.

This press release is not a solicitation of Consents with respect to the Existing Notes and does not set forth all of the terms and conditions of the Consent Solicitation.

Any inquiries regarding the Consent Solicitation may be directed to D.F. King & Co., Inc., the Information, Tabulation and Paying Agent for the Consent Solicitation, at (212) 269-5550 (collect) or (800) 714-3313 (toll free), or to the following solicitation agents for the Consent Solicitation: Merrill Lynch, Pierce, Fenner & Smith Incorporated, at (646) 855-3401 (collect) or (888) 292-0070 (toll free) and Morgan Stanley & Co. LLC, at (212) 761-1057 (collect) or (800) 624-1808 (toll free).

About EVERTEC, LLC

EVERTEC, LLC and its subsidiaries are a diversified processing business, offering transaction and payment processing, merchant acquiring and processing and business process management solutions services in Puerto Rico and certain countries throughout the Caribbean and Latin America. EVERTEC owns and operates the ATH network, the leading debit payment and automated teller machine (“ATM”) network in Puerto Rico. EVERTEC’s products and services include point-of-sale processing, network and switch services, ATM driving services, core bank processing, business process outsourcing solutions, technology infrastructure management, and merchant acquiring services. Headquartered in San Juan, Puerto Rico, EVERTEC has approximately 1,500 employees in seven countries throughout the Caribbean and Latin America. EVERTEC is 51% owned by an affiliate of Apollo Global Management, LLC, a leading private equity and capital markets investor, and 49% owned by Popular, Inc., the largest financial institution in Puerto Rico and the Caribbean. For more information about EVERTEC, please visit www.evertecinc.com.

Forward-Looking Statements

Certain statements in this press release regarding the Consent Solicitation constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions of future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our high level of indebtedness and restrictions contained in our debt agreements; our ability to generate sufficient cash to service our indebtedness and to generate future profits; our reliance on our relationship with Popular for a significant portion of our revenues; our ability to renew our client contracts on terms favorable to us; our dependence on our processing systems, technology infrastructure, security systems and fraudulent payment detection systems; our ability to develop, install and adopt new technology; a decreased client base due to consolidations in the banking and financial services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH network; our dependence on credit card associations; changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions; the geographical concentration of our business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; our ability to execute our expansion and acquisition strategies; our ability to protect our intellectual property rights; our ability to recruit and retain qualified personnel; our ability to comply with federal, state and local regulatory requirements; and evolving industry standards. Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings — “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (“SEC”) on March 27, 2012, and in the other reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Investor Contacts:

Juan J. Román, CPA Executive Vice President and Chief Financial Officer (787) 759-9999, ext 4895 jjroman@evertecinc.com	Luis M. Cabrera Senior Vice President Treasurer – Head of Investor Relations (787) 759-9999, ext 3897 luiscabrera@evertecinc.com
Media Contact: Wanda Betancourt, APR Senior Vice President Communications and Marketing (787) 759-9999, ext 4805 wabetancourt@evertecinc.com

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